Exhibit 99.1

Independent Auditors’ Report

The Board of Directors and Stockholders

United Surgical Partners International, Inc. and

European Surgical Partners Limited:

Report on the Financial Statements

We have audited the accompanying combined financial statements of United Surgical Partners International, Inc. and subsidiaries and European Surgical Partners Limited and subsidiaries (the Company), which comprise the combined balance sheets as of December 31, 2014 and 2013, the related combined statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly in all material respects, the financial position of United Surgical Partners International, Inc. and subsidiaries and European Surgical Partners Limited and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas

June 10, 2015

UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES AND EUROPEAN

SURGICAL PARTNERS LIMITED AND SUBSIDIARIES

Combined Balance Sheets

December 31, 2014 and 2013

	2014	2013
	(In thousands, except share amounts)
ASSETS
Cash and cash equivalents (Note 1)	$37,169	$78,741
Available for sale securities (Note 1)	10,831	10,802
Accounts receivable, net of allowance for doubtful accounts of $12,556 and $10,774, respectively	77,433	72,947
Other receivables (Note 6)	23,568	24,191
Inventories of supplies	14,129	14,013
Deferred tax asset, net (Note 12)	29,518	22,333
Prepaids and other current assets	24,453	22,004

Total current assets	217,101	245,031
Property and equipment, net (Note 7)	345,596	351,467
Investments in unconsolidated affiliates (Note 3)	605,100	521,833
Goodwill (Note 8)	1,301,940	1,267,983
Intangible assets, net (Note 8)	371,096	360,405
Other assets	30,653	26,907

Total assets	$2,871,486	$2,773,626

LIABILITIES AND EQUITY
Accounts payable	$47,928	$38,699
Accrued salaries and benefits	33,648	28,932
Due to affiliates	159,608	184,961
Accrued interest	11,802	10,034
Current portion of long-term debt (Note 9)	27,086	25,875
Other current liabilities	69,931	64,372

Total current liabilities	350,003	352,873
Long-term debt, less current portion (Note 9)	1,594,930	1,597,996
Other long-term liabilities	44,359	41,437
Deferred tax liability, net (Note 12)	205,985	182,636

Total liabilities	2,195,277	2,174,942
Noncontrolling interests — redeemable (Note 4)	195,059	166,578
Commitments and contingencies (Notes 4 and 15)
Equity (Note 13)
United Surgical Partners International, Inc. (USPI) and European Surgical Partners Limited (ESP) stockholders’ equity:
Common stock (Note 13)	61,961	61,961
Additional paid-in capital	222,996	231,655
Receivable from the sale of common stock (Note 13)	(7,431)	(7,908)
Accumulated other comprehensive (loss) income, net of tax	(6,848)	2,132
Retained earnings	156,228	92,420

Total USPI and ESP stockholder’s equity	426,906	380,260
Noncontrolling interests — nonredeemable (Note 4)	54,244	51,846

Total equity	481,150	432,106

Total liabilities and equity	$2,871,486	$2,773,626

See accompanying notes to combined financial statements

UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES AND EUROPEAN

SURGICAL PARTNERS LIMITED AND SUBSIDIARIES

Combined Statements of Income

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
	(In thousands)
Revenues:
Net patient service revenues	$723,967	$675,451	$596,794
Management and contract service revenues	96,392	87,558	79,438
Other revenues	10,621	10,934	9,199

Total revenues	830,980	773,943	685,431
Equity in earnings of unconsolidated affiliates	116,607	95,520	96,393
Operating expenses:
Salaries, benefits, and other employee costs	236,804	216,517	188,373
Medical services and supplies	142,360	128,325	109,058
Other operating expenses	157,779	139,764	121,872
General and administrative expenses	63,451	51,612	48,935
Provision for doubtful accounts	10,859	10,122	9,811
Net losses on deconsolidations, disposals and impairments (Notes 2, 3 and 8)	6,887	6,190	7,588
Depreciation and amortization	41,853	40,884	36,869

Total operating expenses	659,993	593,414	522,506

Operating income	287,594	276,049	259,318
Interest income	1,375	1,363	684
Interest expense	(106,520)	(111,259)	(93,589)
Loss on early retirement of debt	—	(5,536)	(37,450)
Other, net	(68)	(2)	(613)

Total other expense, net	(105,213)	(115,434)	(130,968)

Income from continuing operations before income taxes	182,381	160,615	128,350
Income tax expense (Note 12)	(39,604)	(32,733)	(23,787)

Income from continuing operations	142,777	127,882	104,563
Discontinued operations, net of tax (Note 2):
Loss on disposal of discontinued operations	(332)	—	—

Net income	142,445	127,882	104,563
Less: Net income attributable to noncontrolling interests	(78,485)	(79,423)	(72,921)

Net income attributable to USPI and ESP’s common stockholders	$63,960	$48,459	$31,642

Amounts attributable to USPI and ESP’s common stockholders:
Income from continuing operations, net of tax	$64,292	$48,459	$31,642
Loss on disposal of discontinued operations, net of tax	(332)	—	—

Net income attributable to USPI and ESP’s common stockholders	$63,960	$48,459	$31,642

See accompanying notes to combined financial statements

UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES AND EUROPEAN

SURGICAL PARTNERS LIMITED AND SUBSIDIARIES

Combined Statements of Comprehensive Income

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
	(In thousands)
Net income	$142,445	$127,882	$104,563
Other comprehensive income (loss):
Foreign currency translation adjustments	(6,928)	2,559	2,499
Unrealized (loss) gain on available for sale securities, net of tax	(14)	(54)	22
Pension adjustments, net of tax	(2,038)	(506)	(1,695)

Total other comprehensive (loss) income	(8,980)	1,999	826

Comprehensive income	133,465	129,881	105,389
Less: Comprehensive income attributable to noncontrolling interests	(78,485)	(79,423)	(72,921)

Comprehensive income attributable to USPI and ESP’s common stockholders	$54,980	$50,458	$32,468

See accompanying notes to combined financial statements

UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES AND EUROPEAN SURGICAL PARTNERS LIMITED AND SUBSIDIARIES

Combined Statements of Changes in Equity

	USPI’s Common Stockholder (Note 13)			ESP’s Common Stockholders (Note 13)
	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Note Receivable from Stockholders	Noncontrolling Interests — Nonredeemable	Combined Total
Balance, January 1, 2012 (Note 1)	$584,710	$42	$20,764	$56,961	$—	$51,897	$(735)	$—	$34,521	$748,160
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(11,146)	(11,146)
Purchases of noncontrolling interests	1,568	—	—	—	—	—	—	—	(322)	1,246
Sales of noncontrolling interests	(18,664)	—	—	—	—	—	—	—	7,345	(11,319)
Contribution related to equity award grants by USPI Group Holdings, Inc. and other	1,981	—	—	—	—	—	—	—	—	1,981
Issuance of note receivable for common stock (Note 13)	—	—	—	4,906	2,861	—	—	(7,767)	—	—
Dividend to Parent’s equity holders (Note 13)	(338,539)	—	(45,887)	—	—	(14,400)	—	—	—	(398,826)
Net income	—	—	27,718	—	—	3,924	—	—	9,011	40,653
Other comprehensive income	—	22	—	—	—	—	804	—	—	826

Balance, December 31, 2012	231,056	64	2,595	61,867	2,861	41,421	69	(7,767)	39,409	371,575
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(9,824)	(9,824)
Purchases of noncontrolling interests	6,431	—	—	—	—	—	—	—	(1,395)	5,036
Sales of noncontrolling interests	(10,356)	—	—	—	—	—	—	—	9,710	(646)
Acquisition of new business	—	—	—	—	—	—	—	—	2,179	2,179
Contribution related to equity award grants by USPI Group Holdings, Inc. and other	1,663	—	—	94	—	—	—	(141)	—	1,616
Dividend to Parent’s equity holders	—	—	(55)	—	—	—	—	—	—	(55)
Net income	—	—	48,278	—	—	181	—	—	11,767	60,226
Other comprehensive (loss) income	—	(54)	—	—	—	—	2,053	—	—	1,999

Balance, December 31, 2013	228,794	10	50,818	61,961	2,861	41,602	2,122	(7,908)	51,846	432,106
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	(12,015)	(12,015)
Purchases of noncontrolling interests	2,192	—	—	—	—	—	—	—	(1,138)	1,054
Sales of noncontrolling interests	(14,195)	—	—	—	—	—	—	—	1,864	(12,331)
Contribution related to equity award grants by USPI Group Holdings, Inc. and other	3,344	—	—	—	—	—	—	477	—	3,821
Dividend to Parent’s equity holders	—	—	(152)	—	—	—	—	—	—	(152)
Net income	—	—	61,047	—	—	2,913	—	—	13,687	77,647
Other comprehensive loss	—	(14)	—	—	—	—	(8,966)	—	—	(8,980)

Balance, December 31, 2014	$220,135	$(4)	$111,713	$61,961	$2,861	$44,515	$(6,844)	$(7,431)	$54,244	$481,150

See accompanying notes to combined financial statements

UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES AND EUROPEAN

SURGICAL PARTNERS LIMITED AND SUBSIDIARIES

Combined Statements of Cash Flows

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
	(In thousands)
Cash flows from operating activities:
Net income	$142,445	$127,882	$104,563
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	332	—	—
Loss on early retirement of debt	—	5,536	37,450
Provision for doubtful accounts	10,859	10,122	9,811
Depreciation and amortization	41,853	40,884	36,869
Amortization of debt issue costs and discount	6,119	5,428	4,713
Deferred income taxes	12,448	5,587	3,149
Net losses on deconsolidations, disposals and impairments	6,887	5,017	7,588
Equity in earnings of unconsolidated affiliates, net of distributions received	2,005	(19,571)	(9,502)
Equity-based compensation	3,358	1,841	1,677
Increases (decreases) in cash from changes in operating assets and liabilities, net of effects from purchases of new businesses:
Accounts receivable	(15,227)	(11,772)	(6,345)
Other receivables	6,093	(5,350)	(6,501)
Inventories of supplies, prepaids and other assets	(5,444)	(5,108)	(4,273)
Accounts payable and other current liabilities	23,987	8,647	2,876
Other long-term liabilities	(1,319)	1,736	(771)

Net cash provided by operating activities	234,396	170,879	181,304

Cash flows from investing activities:
Purchases of new businesses and equity interests, net of cash received	(152,880)	(53,092)	(148,664)
Proceeds from sales of businesses and equity interests, net	1,958	10,036	2,543
Purchases of property and equipment	(32,709)	(46,777)	(53,497)
Sales (purchases) of marketable securities, net	64	(295)	(5,938)
Returns of capital from unconsolidated affiliates	22,000	—	4,718
(Increase) decrease in deposits and notes receivable	(2,752)	472	1,624

Net cash used in investing activities	(164,319)	(89,656)	(199,214)

Cash flows from financing activities:
Proceeds from long-term debt, net of debt issuance costs	114,397	158,374	1,113,289
Payments on long-term debt	(120,838)	(167,584)	(643,177)
Net equity contribution from USPI Group Holdings, Inc. and other	(38)	(88)	(545)
(Purchases) sales of noncontrolling interests, net	(2,541)	1,996	4,763
Payment of common stock dividend	(152)	(55)	(384,426)
(Decrease) increase in cash held on behalf of unconsolidated affiliates	(25,799)	28,996	17,798
Distributions to noncontrolling interests	(76,651)	(76,534)	(78,380)

Net cash (used in) provided by financing activities	(111,622)	(54,895)	29,322

Effect of exchange rate on changes on cash	(27)	(128)	245
Net (decrease) increase in cash and cash equivalents	(41,572)	26,200	11,657
Cash and cash equivalents at beginning of period	78,741	52,541	40,884

Cash and cash equivalents at end of period	$37,169	$78,741	$52,541

Supplemental information:
Interest paid	$100,532	$105,807	$83,050
Income taxes paid	16,407	26,619	25,959
Non-cash transactions:
Issuance of common stock for note receivable from shareholders	$—	$—	$7,767
Assets acquired under capital lease obligations	14,032	4,463	10,515

See accompanying notes to consolidated financial statements.

UNITED SURGICAL PARTNERS INTERNATIONAL, INC. AND SUBSIDIARIES AND EUROPEAN

SURGICAL PARTNERS LIMITED AND SUBSIDIARIES

Notes to Combined Financial Statements

December 31, 2014, 2013 and 2012

(1) Summary of Significant Accounting Policies and Practices

(a) Description of Business

United Surgical Partners International, Inc., a Delaware corporation, and subsidiaries (USPI) was formed in February 1998 for the primary purpose of ownership and management of ambulatory surgery centers, surgical hospitals and related businesses. At December 31, 2014, USPI, headquartered in Dallas, Texas, operated 219 short-stay surgical facilities in the United States. Of these 219 facilities, USPI consolidates the results of 63 and accounts for 156 under the equity method. The majority of USPI’s facilities are jointly owned with local physicians and a health system partner that has other healthcare businesses in the region. At December 31, 2014, USPI had agreements with health system partners providing for joint ownership of 154 of USPI’s 219 facilities and also providing a framework for the planning and construction of additional facilities in the future. All but two of USPI’s facilities include physician owners.

At December 31, 2014, European Surgical Partners Limited (ESP) and subsidiaries, headquartered in London, England, manages and owns eight facilities in England and Scotland. USPI had previously owned the businesses which became ESP, but spun them off to its controlling shareholder, Welsh, Carson, Anderson & Stowe (Welsh Carson). This transaction is reflected as taking place on December 31, 2011 in these combined financial statements.

The consolidated financial results of USPI and ESP (together, the Company) have been combined in these financial statements (combined financial statements) and are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). Both USPI and ESP are controlled by the private equity firm of Welsh Carson. The combined financial statements are not necessarily indicative of the results of operations that would have occurred if USPI and ESP had been consolidated on the dates indicated, nor is it indicative of the future operating results of USPI or ESP.

Each company, USPI and ESP, operates in one business segment, the ownership and operation of surgical facilities in the United States and the United Kingdom, respectively.

The Company is subject to changes in government legislation that could impact Medicare, Medicaid and foreign government reimbursement levels and is also subject to increased levels of managed care penetration and changes in payor patterns that may impact the level and timing of payments for services rendered.

USPI had publicly traded equity securities from June 2001 through April 2007. Pursuant to an Agreement and Plan of Merger (the merger) dated as of January 7, 2007, between an affiliate of Welsh Carson, USPI became a wholly owned subsidiary of USPI Holdings, Inc. on April 19, 2007. USPI Holdings is a wholly owned subsidiary of the USPI’s Parent, which is owned by an investor group that includes affiliates of Welsh Carson, members of the USPI’s management and other investors.

(b) Translation of Foreign Currencies

The consolidated financial statements of ESP were measured in local currency and then translated into U.S. dollars. All assets and liabilities were translated using the current rate of exchange at the balance sheet date. Results of operations were translated using the average rates prevailing throughout the year. Translation gains or losses resulting from changes in exchange rates are accumulated in a separate component of stockholder’s equity.

(c) Principles of Consolidation

The combined financial statements include the consolidated financial statements of USPI and its 100%-owned and majority-owned subsidiaries and the consolidated financial statements of ESP. In addition, the Company consolidates the accounts of certain investees of which it does not own a majority ownership interest because the Company maintains effective control over the investees’ assets and operations. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company also determines if it is the primary beneficiary of (and therefore should consolidate) any entity whose operations it does not control with voting rights (Note 5).

(d) Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(e) Cash and Cash Equivalents

For purposes of the combined statements of cash flows, the Company considers all highly liquid debt instruments with original or remaining maturities of three months or less to be cash equivalents. Cash and cash equivalents at times may exceed the FDIC limits. The Company believes no significant concentration of credit risk exists with respect to these cash investments.

The Company’s wholly-owned insurance subsidiary maintains certain balances in cash and cash equivalents that are used in connection with its retained professional and general liability risks and are not designated for general corporate purposes. At December 31, 2014 and 2013, these cash and cash equivalents balances were $5.5 million and $4.4 million, respectively.

(f) Available for Sale Securities

At both December 31, 2014 and 2013, the Company had $10.8 million of marketable securities, which are held by the Company’s wholly-owned insurance subsidiary. These investments are used in connection with its retained professional and general liability risks and are not designed for general corporate purposes. The marketable securities consist of U.S. Treasury and corporate debt, are classified as available for sale and are recorded at fair value on the combined balance sheet. Unrealized holding gains and losses, net of the related tax effect, on available for sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available for sale securities are determined on a specific-identification basis. Premiums and discounts on debt securities are amortized or accreted over the life of the related available for sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

The fair value of these securities are classified within Level 2 of the valuation hierarchy, and are based on closing market prices of the investments when applicable, or alternatively, valuations utilizing market data and other observable inputs.

(g) Inventories of Supplies

Inventories of supplies are stated at cost, which approximates market, and are expensed as used.

(h) Property and Equipment

Property and equipment are stated at cost or, when acquired as part of a business combination, fair value at date of acquisition. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Upon retirement or disposal of assets, the asset and accumulated depreciation accounts are adjusted accordingly, and any gain or loss is reflected in earnings or loss of the respective period. Maintenance costs and repairs are expensed as incurred; significant renewals and betterments are capitalized. Assets held under capital leases are classified as property and equipment and amortized using the straight-line method over the shorter of the useful lives or lease terms, and the related obligations are recorded as debt. Amortization of assets under capital leases and of leasehold improvements is included in depreciation expense. The Company records operating lease expense on a straight-line basis unless another systematic and rational allocation is more representative of the time pattern in which the leased property is physically employed. The Company amortizes leasehold improvements, including amounts funded by landlord incentives or allowances, for which the related deferred rent is amortized as a reduction of lease expense, over the shorter of their economic lives or the lease term.

(i) Goodwill and Intangible Assets

Intangible assets consist of costs in excess of net assets acquired (goodwill), costs of acquired management and other contract service rights, and other intangibles, which consist primarily of debt issue costs. Most of the Company’s intangible assets have indefinite lives. Accordingly, these assets, along with goodwill, are not amortized but are instead tested for impairment annually, or more frequently if changing circumstances warrant. Goodwill is tested for impairment at the reporting unit level. The Company has two reporting units, corresponding to the two countries in which it operates. The Company amortizes intangible assets with definite useful lives over their respective useful lives to their estimated residual values and reviews them for impairment in the same manner as long-lived assets, discussed below.

(j) Impairment of Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset, or related groups of assets, may not be fully recoverable from estimated future cash flows. In the event of impairment, measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows using market participant assumptions with respect to the use and ultimate disposition of the asset.

(k) Fair Value Measurements

The fair value of a financial instrument is the amount at which the instrument could be exchanged in an orderly transaction between market participants to sell the asset or transfer the liability. The Company uses fair value measurements based on quoted prices in active markets for identical assets or liabilities (Level 1), significant other observable inputs (Level 2) or unobservable inputs for assets or liabilities (Level 3), depending on the nature of the item being valued. The Company discloses on a yearly basis the valuation techniques and discloses any change in method of such within the body of each applicable footnote. The estimated fair values may not be representative of actual values that will be realized or settled in the future.

The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments.

(l) Derivative Instruments and Hedging Activities

The Company accounts for its derivative instruments at fair value and records the value on its combined balance sheet as an asset or liability. The Company does not engage in derivative instruments for speculative purposes. The Company’s derivatives (interest rate swaps) qualified for hedge accounting, and therefore gains or losses that resulted from changes in the values of the Company’s derivatives were reported in accumulated other comprehensive income (loss), a separate component of equity.

(m) Revenue Recognition

Revenues consist primarily of net patient service revenues, which are based on the facilities’ established billing rates less allowances and discounts, principally for patients covered under contractual programs with private insurance companies. The Company derives approximately 74% of its net patient service revenues from private insurance payors, approximately 20% from governmental payors and approximately 6% from self-pay and other payors. Amounts are recognized as services are provided.

With respect to management and contract service revenues, amounts are also recognized as services are provided. The Company is party to agreements with certain surgical facilities, hospitals and physician practices to provide management services. As compensation for these services each month, the Company charges the managed entities management fees which are either fixed in amount or represent a fixed percentage of each entity’s earnings, typically defined as net revenue less a provision for doubtful accounts or operating income. In many cases the Company also holds equity ownership in these entities (Note 11). Amounts charged to consolidated facilities eliminate in consolidation.

(n) Concentration of Credit Risk

Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company’s customer base and their breakdown among geographical locations in which the Company operates. The Company provides for bad debts principally based upon the aging of accounts receivable and uses specific identification to write off amounts against its allowance for doubtful accounts. The Company believes the allowance for doubtful accounts adequately provides for estimated losses as of December 31, 2014 and 2013. The Company has a risk of incurring losses if such allowances are not adequate.

(o) Investments and Equity in Earnings of Unconsolidated Affiliates

Investments in unconsolidated companies in which the Company exerts significant influence but does not control or otherwise consolidate are accounted for using the equity method. The Company’s ownership in these entities range from 5% to 72%. Certain investments in unconsolidated companies in which the Company owns a majority interest are not consolidated due to the substantive participating rights of the minority owners. These investments are included as investments in unconsolidated affiliates in the accompanying combined balance sheets.

The carrying amounts of these investments are greater than the Company’s equity in the underlying net assets of many of these companies due in part to goodwill, which is not subject to amortization. The Company monitors its investments for other-than-temporary impairment by considering factors such as current economic and market conditions and the operating performance of the companies and records reductions in carrying values when necessary.

Equity in earnings of unconsolidated affiliates consists of the Company’s share of the profits or losses generated from its noncontrolling equity investments in 156 U.S. surgical facilities. Because these operations are central to the Company’s business strategy, equity in earnings of unconsolidated affiliates is classified as a component of operating income in the accompanying consolidated statements of income. The Company has contracts to manage these facilities, which results in the Company having an active role in the operations of these facilities and devoting a significant portion of its corporate resources to the fulfillment of these management responsibilities.

(p) Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets may not be realized.

(q) Equity-Based Compensation

The Company accounts for equity-based compensation, such as stock options and other stock-based awards to employees and directors, at fair value. The fair value is measured at the date of grant and recognized as expense over the employee’s requisite service period. The Company also accounts for equity instruments issued to non-employees at fair value.

(r) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

(2) Discontinued Operations and Other Dispositions

Before the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08) in 2014, the Company classified formerly consolidated subsidiaries in which it had no continuing involvement as discontinued operations. The gains or losses on these transactions were classified within discontinued operations in the Company’s combined statements of income. The Company also reclassified the historical results of these subsidiaries to remove the operations of these entities from its revenues and expenses, collapsing the net income or loss from these operations into a single line within discontinued operations. During the year ended December 31, 2014, the Company recorded a loss on the disposal of discontinued operations related to operations that were discontinued before the adoption of ASU 2014-08.

During 2014 and 2012, the Company completed sales of investments in two facilities operated through unconsolidated affiliates, including its equity ownership in these entities as well as the related rights to manage the facilities. The Company did not dispose of any facility it operated through an unconsolidated affiliate during 2013. Gains and losses on the disposals of these investments are classified within “Net losses on deconsolidations, disposals and impairments” in the accompanying combined statements of income. These transactions are summarized below:

Date	Facility Location	Proceeds (Payment)		Gain (Loss)
August 2014	Pennsylvania	$(1.2 million	)	$(1.2 million	)
July 2012	Tennessee	0.5 million		0.3 million

The Company from time to time surrenders control of an entity but retains a noncontrolling interest (classified within “investments in unconsolidated affiliates”). These types of transactions result in a gain or loss, computed as the difference between (a) the sales proceeds and fair value of the retained investment and (b) the Company’s carrying value of the investment prior to the transaction. Gains or losses for such transactions are classified within “Net losses on deconsolidations, disposals and impairments” in the accompanying combined statements of income. Fair values for the retained noncontrolling interests are classified as Level 3 within the fair value hierarchy. The fair values are estimated based on market multiples and discounted cash flow models which have been derived from the Company’s experience in acquiring surgical facilities and third party valuations it has obtained with respect to such transactions.

During the year ended December 31, 2014, the Company surrendered control of, but retained an equity method investment in, two entities as summarized below:

Effective Date	Facility Location		Proceeds (Payment)		Gain
June 2014	Florida	(1)	$1.5 million		$1.2 million
October 2014	Texas	(2)	(1.2 million	)	0.9 million

Total			$0.3 million		$2.1 million

(1)	A controlling interest in a facility was sold to a health system partner as part of the Company’s strategy for partnering with this health system partner.
(2)	A controlling interest in a facility was sold to a health system partner as part of the Company’s strategy for partnering with this health system partner. Also in conjunction with this transaction, the Company obtained an equity method investment in a surgical hospital.

(3) Investments in Unconsolidated Affiliates and Business Combinations

The Company acquires interests in existing surgery centers from third parties and invests in new facilities that it develops in partnership with health system partners and local physicians. Some of these transactions result in the Company controlling the acquired entity and meet the GAAP definition of a business combination. The financial results of the acquired entities are included in the Company’s combined financial statements beginning on the acquisition’s effective closing date. During the year ended December 31, 2014, the Company obtained control of the following entities:

Effective Date	Facility Location		Amount
February 2014	Georgia	(1)	$2.0 million
September 2014	Missouri	(1)	1.0 million
December 2014	Illinois	(2)	— million

Total			$3.0 million

(1)	Acquisition of a controlling interest in and right to manage a surgical facility in which the Company previously had no involvement. The facility is jointly owned with local physicians. The adjustments to arrive at pro forma operating results for these acquisitions are not material.
(2)	The Company obtained control of this facility in which it already had ownership due to changes in the voting rights of the facility. This facility is jointly owned with local physicians. Although no consideration was transferred, GAAP requires the transaction to be accounted for as a business combination and requires adjusting the carrying value of the Company’s existing ownership to its fair value. Based on the Company’s calculation of fair value, no gain or loss was recorded on the transaction. The fair value (Level 3 within the fair value hierarchy) was estimated based on market multiples and discounted cash flow models which have been derived from the Company’s experience in acquiring surgical facilities and third party valuations it has obtained. The following table presents the unaudited pro forma results as if the Company had acquired this facility on January 1 of each year. The pro forma results are not necessarily indicative of the results of operations that would have occurred if the acquisition had been completed on the dates indicated, nor is it indicative of the future operating results of the Company.

	Year Ended December 31, 2014	Year Ended December 31, 2013
	(In thousands)
Total revenues	$845,092	$787,428
Net income attributable to USPI and ESP’s common stockholders	$63,960	$48,459

In the U.S., the Company controls 63 of its entities and therefore consolidates their results. However, the Company accounts for a majority (156 of its 219 U.S. facilities at December 31, 2014) as investments in unconsolidated affiliates, i.e., under the equity method, as the Company’s level of influence is significant but does not reach the threshold of controlling the entity. The majority of these investments are partnerships or limited liability companies, which require the associated tax benefit or expense to be recorded by the partners or members. Summarized financial information for the Company’s equity method investees on a combined basis is as follows (amounts are in thousands, except number of facilities, and reflect 100% of the investees’ results on an aggregated basis and are unaudited):

	2014	2013	2012
Unconsolidated U.S. facilities operated at year-end	156	149	149
Income statement information:
Revenues	$1,966,669	$1,789,941	$1,731,905
Operating expenses:
Salaries, benefits, and other employee costs	462,379	434,627	401,521
Medical services and supplies	478,273	438,616	429,516
Other operating expenses	444,026	402,561	390,227
Gain on asset disposals, net	(17,905)	(2,037)	(6,280)
Depreciation and amortization	75,097	72,921	72,027

Total operating expenses	1,441,870	1,346,688	1,287,011

Operating income	524,799	443,253	444,894
Interest expense, net	(28,673)	(31,115)	(34,551)
Other, net	233	(197)	426

Income before income taxes	$496,359	$411,941	$410,769

Balance sheet information:
Current assets	$462,344	$380,769	$364,510
Noncurrent assets	566,914	558,744	576,350
Current liabilities	234,228	225,170	218,434
Noncurrent liabilities	357,490	369,371	402,955

The Company also regularly engages in the purchase and sale of equity interests with respect to its investments in unconsolidated affiliates that do not result in a change of control. These transactions are primarily the acquisitions and sales of equity interests in unconsolidated surgical facilities and the investment of additional cash in unconsolidated affiliates that need capital for acquisitions, new construction or other business growth opportunities. During the year ended December 31, 2014, these transactions resulted in a net cash outflow of approximately $147.0 million, which is summarized as follows:

Effective Date	Facility Location		Amount
March 2014	Indiana	(1)	$32.3 million
April 2014	New Jersey	(1)	17.0 million
June 2014	Dallas-Fort Worth	(2)	4.2 million
July 2014	South Dakota	(3)	52.0 million
July 2014	New Jersey	(1)	26.8 million
October 2014	California	(3)	10.2 million
Various	Various	(4)	4.5 million

Total			$147.0 million

(1)	Acquisition of a noncontrolling interest in and the right to manage a surgical facility in which the Company previously had no involvement. The facility is jointly owned with local physicians.
(2)	Acquisition of a noncontrolling interest in and the right to manage two surgical facilities in which the Company previously had no involvement. These facilities are jointly owned with a health system partner and local physicians.
(3)	Acquisition of a noncontrolling interest in and the right to manage a surgical facility in which the Company previously had no involvement. The facility is jointly owned with a health system partner and local physicians.
(4)	Represents the net payment related to various other purchases and sales of equity interests and contributions of cash to equity method investees.

During the year ended December 31, 2014, the Company received a return of capital in the amount of $22.0 million from one of its unconsolidated affiliates.

(4) Noncontrolling Interests

In the U.S., the Company controls and therefore consolidates the results of 63 of its 219 facilities. Similar to its investments in unconsolidated affiliates, the Company regularly engages in the purchase and sale of equity interests with respect to its consolidated subsidiaries that do not result in a change of control. These transactions are accounted for as equity transactions, as they are undertaken among the Company, its consolidated subsidiaries, and noncontrolling interests, and their cash flow effect is classified within financing activities.

During the year ended December 31, 2014, the Company purchased and sold equity interests in various consolidated subsidiaries in the amounts of $8.8 million and $6.2 million, respectively. The basis difference between the Company’s carrying amount and the proceeds received or paid in each transaction is recorded as an adjustment to additional paid-in capital. The impact of these transactions is summarized as follows (in thousands):

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Net income attributable to USPI and ESP’s common stockholders	$63,960	$48,459	$31,642
Transfers to the noncontrolling interests:
Decrease in USPI and ESP’s additional paid-in capital for sales of subsidiaries’ equity interests	(14,195)	(10,356)	(18,664)
Increase in USPI and ESP’s additional paid-in capital for purchases of subsidiaries’ equity interests	2,192	6,431	1,568

Net transfers to noncontrolling interests	(12,003)	(3,925)	(17,096)

Change in equity from net income attributable to USPI and ESP and transfers to non-controlling interests	$51,957	$44,534	$14,546

Upon the occurrence of various fundamental regulatory changes, the Company could be obligated, under the terms of its investees’ partnership and operating agreements, to purchase some or all of the noncontrolling interests related to the Company’s consolidated subsidiaries. These repurchase requirements are limited to the portions of its facilities that are owned by physicians who perform surgery at the Company’s facilities and would be triggered by regulatory changes making the existing ownership illegal. While the Company is not aware of events that would make the occurrence of such a change probable, regulatory changes are outside the control of the Company. Accordingly, the noncontrolling interests subject to these repurchase provisions, and the income attributable to those interests, are not included as part of the Company’s equity and are carried as noncontrolling interests-redeemable on the Company’s combined balance sheets. The activity for the years ended December 31, 2014, 2013 and 2012 is summarized below (in thousands):

Noncontrolling Interests — Redeemable
Balance, December 31, 2011	$106,668
Net income attributable to noncontrolling interests	63,909
Distributions to noncontrolling interests	(67,278)
Purchases of noncontrolling interests	(9,968)
Sales of noncontrolling interests	25,948
Acquisition of new businesses	34,120

Noncontrolling Interests — Redeemable
Balance, December 31, 2012	153,399
Net income attributable to noncontrolling interests	67,656
Distributions to noncontrolling interests	(66,711)
Purchases of noncontrolling interests	(12,057)
Sales of noncontrolling interests	12,283
Acquisition of new businesses	12,008

Balance, December 31, 2013	166,578
Net income attributable to noncontrolling interests	64,798
Distributions to noncontrolling interests	(64,634)
Purchases of noncontrolling interests	(8,757)
Sales of noncontrolling interests	20,922
Acquisition of new businesses	16,152

Balance, December 31, 2014	$195,059

(5) Other Investments

The combined financial statements include the financial statements of USPI, ESP and subsidiaries the Company effectively controls, usually indicated by majority ownership. The Company also determines if it is the primary beneficiary of (and therefore should consolidate) any entity whose operations it does not control with voting rights.

The Company has ownership in an entity that operates and manages ten surgical facilities in the Houston, Texas area. Despite not holding a controlling voting interest, the Company is the primary beneficiary because the Company is able to make the decisions that are most significant to the operations of the entity and has provided all of the funding for the entity, which the entity has used to acquire surgical facilities. The Company is entitled to a majority of the entity’s earnings until the Company has received a specified return on the investment. The Company has no exposure for the entity’s losses beyond this investment. Accordingly, the Company did not provide any financial or other support to the entity that it was not previously contractually required to provide during the years ended December 31, 2014 or 2013. At December 31, 2014 and 2013, the total assets of this entity were $130.6 million and $123.6 million, and the total liabilities owed to third parties were $25.9 million and $24.8 million, respectively. Such amounts are included in the accompanying combined balance sheets.

(6) Other Receivables

Other receivables consist primarily of amounts receivable for services performed and funds advanced under management and administrative service agreements. As discussed in Note 11, many of the entities to which the Company provides management and administrative services are related parties, due to the Company being an investor in those facilities. At December 31, 2014 and 2013, the amounts receivable from related parties, which are included in other receivables on the Company’s combined balance sheet, totaled $7.9 million and $8.2 million, respectively.

(7) Property and Equipment

At December 31, 2014 and 2013, property and equipment consisted of the following (in thousands):

	Estimated Useful Lives	2014	2013
Land	—	$40,780	$37,986
Buildings and leasehold improvements	10-50 years	295,948	297,967
Equipment and software	3-15 years	257,185	239,950
Furniture and fixtures	5-10 years	11,352	10,577
Construction in progress	—	3,472	3,138

		608,737	589,618
Accumulated depreciation		(263,142)	(238,151)

Net property and equipment		$345,595	$351,467

At December 31, 2014 and 2013, assets recorded under capital lease arrangements, included in property and equipment, consisted of the following (in thousands):

	2014	2013
Land and buildings	$21,087	$21,087
Equipment and furniture	16,896	9,146

	37,983	30,233
Accumulated amortization	(13,576)	(10,423)

Net property and equipment under capital leases	$24,407	$19,810

During 2012 and 2013, the Company developed and implemented an electronic healthcare record (EHR) software system for twelve U.S. hospitals the Company operates. During 2014, the Company developed additional functionality as a result of increased requirements of the federal program. The hospitals are eligible for federal incentive payments over a four year period which began in 2013, and that would result in the Company receiving the $13.7 million that is classified within property and equipment at December 31, 2014. Incentive amounts are accrued as income by the hospitals, which are partially-owned by the Company, at the end of each year once the hospitals have completed the required service period and patient service data required to estimate the incentive amount is known. The incentive payments are forwarded to the Company upon receipt by each hospital. During the years ended December 31, 2014 and 2013, the Company accrued $2.1 million and $3.5 million, respectively, of pretax income related to these incentives.

(8) Goodwill and Intangible Assets

Under GAAP, goodwill and intangible assets with indefinite useful lives are not amortized but instead are tested for impairment at least annually, with tests of goodwill occurring at the reporting unit level (defined as an operating segment or one level below an operating segment). The Company has two reporting units which correspond to the two countries in which it operates. Intangible assets with definite useful lives are amortized over their respective useful lives to their estimated residual values. The Company completed the required annual impairment tests during 2014, 2013 and 2012. No impairment losses were identified as a result of these goodwill impairment tests.

As a result of impairment testing performed on the Company’s indefinite-lived management contracts, the Company recorded impairment losses on four contracts in 2014, one contract in 2013 and one contract in 2012. These losses totaled approximately $5.7 million, $3.2 million and $1.7 million, respectively, and were primarily triggered by a reduction in the Company’s expected earnings under the contracts. Fair values for indefinite-lived intangible assets are estimated based on market multiples and discounted cash flow models which have been derived from the Company’s experience in acquiring surgical facilities, market participant assumptions and third-party valuations it has obtained with respect to such transactions. The inputs used in these models are Level 3 inputs, which under GAAP, are significant unobservable inputs. Inputs into these models include expected revenue growth, expected gross margins and discount factors. Such expense is recorded in “Net losses on deconsolidations, disposals and impairments” in the accompanying combined statements of income.

The following is a summary of changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 (in thousands):

	United States	United Kingdom	Total
Balance at December 31, 2012	$1,195,686	$38,002	$1,233,688
Additions	35,162	—	35,162
Other	(1,566)	699	(867)

Balance at December 31, 2013	1,229,282	38,701	1,267,983
Additions	40,217	109	40,326
Disposals	(4,038)	—	(4,038)
Other	—	(2,331)	(2,331)

Balance at December 31, 2014	$1,265,461	$36,479	$1,301,940

Goodwill additions resulted primarily from business combinations and additionally from purchases of additional interests in subsidiaries. In the United Kingdom, the other changes were due to foreign currency translation adjustments.

Intangible assets with definite useful lives are amortized over their respective estimated useful lives, ranging from approximately one to ten years, to their estimated residual values. The majority of the Company’s management contracts have indefinite useful lives. Most of these contracts have evergreen renewal provisions that do not contemplate a specific termination date. Some of the contracts have provisions which make it possible for the facility’s other owners to terminate them at certain dates and under certain circumstances. Based on the Company’s history with these contracts, the Company’s management considers the lives of these contracts to be indefinite and therefore does not amortize them unless facts and circumstances indicate otherwise.

The following is a summary of intangible assets at December 31, 2014 and 2013 (in thousands):

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Total
Definite Useful Lives
Management and other service contracts	$21,353	$(17,488)	$3,865
Other	48,153	(17,895)	30,258

Total	$69,506	$(35,383)	$34,123

Indefinite Useful Lives
Management contracts			336,973

Total intangible assets			$371,096

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Total
Definite Useful Lives
Management and other service contracts	$19,857	$(15,047)	$4,810
Other	45,988	(11,068)	34,920

Total	$65,845	$(26,115)	$39,730

Indefinite Useful Lives
Management contracts			320,675

Total intangible assets			$360,405

Amortization expense from continuing operations related to intangible assets with definite useful lives was $3.8 million and $3.2 million for the year ended December 31, 2014 and 2013, respectively. The amortization of debt issuance costs, which is included within interest expense, was $6.1 million and $5.4 million in for the year ended December 31, 2014 and 2013, respectively.

The following table provides estimated amortization expense, including amounts that will be classified within interest expense, related to intangible assets with definite useful lives for each of the years in the five-year period ending December 31, 2019 (in thousands):

2015	$9,553
2016	7,721
2017	6,199
2018	5,209
2019	3,154

(9) Long-term Debt

At December 31, 2014 and 2013, long-term debt consisted of the following (in thousands):

	2014	2013
Amended senior secured credit facility	$977,618	$972,449
Senior unsecured notes, due 2020	440,000	440,000
U.K. senior credit agreement	132,522	141,432
Note payable to Welsh Carson (Note 11)	5,000	5,000
Notes payable to financial institutions	33,860	37,364
Capital lease obligations (Note 10)	33,016	27,626

Total long-term debt	1,622,016	1,623,871
Current portion	(27,086)	(25,875)

Long-term debt, less current portion	$1,594,930	$1,597,996

(a) Amended senior secured credit facility

In April 2012, the Company amended its existing credit facility. The amended credit facility provided a new term loan and modified the terms of the Company’s existing term loan. The amended credit facility provided for borrowings consisting of $144.4 million in non-extended term loans which was to mature in April 2014; $312.4 million in extended term loans maturing in April 2017; $375.0 million in new term loans maturing in April 2019; and $125.0 million under a revolving facility maturing in April 2017. In December 2012, the Company borrowed an additional $150.0 million in a new term loan. The non-extended, extended and new term loans each require quarterly principal payments of 0.25% of the outstanding balance as of April 3, 2012 with the remaining balances due at maturity. No principal payments are required on the revolving credit facility until its maturity in 2017. In February 2013, the Company further amended its credit facility and committed to borrow $150.0 million, which was used to repay the non-extended term loan of $144.4 million and related fees and expenses. The transaction was completed in April 2013. The new $150.0 million term loan also matures in April 2019.

Interest rates on the amended credit facility are based on the LIBOR plus a margin of 3.5% to 3.75%. Additionally, the Company pays 0.50% per annum on the daily-unused commitment of the new revolving credit facility. The Company also pays a quarterly participation fee of 2.13% per annum related to outstanding letters of credit.

At December 31, 2014, the Company had $977.6 million outstanding under the amended credit facility at a weighted average interest rate of approximately 4.6%. At December 31, 2014, the Company had $108.4 million available for borrowing under the revolving credit facility, representing the facility’s $125.0 million capacity, net of the outstanding balance of $15.0 million and $1.6 million of outstanding letters of credit.

The amended credit facility is guaranteed by USPI Holdings, Inc. and most of its directly and indirectly 100%-owned domestic subsidiaries, subject to certain exceptions, and borrowings under the credit facility are secured by a first priority security interest in all real and personal property of these subsidiaries, as well as a first priority pledge of USPI’s capital stock, and the capital stock of each of USPI’s wholly owned domestic subsidiaries. Additionally, the credit facility contains various restrictive covenants, including financial covenants that limit the Company’s ability and the ability of the Company’s subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sell assets, pay dividends, enter into sale-leaseback transactions or issue and sell capital stock.

Fees paid for unused portions of the credit facility were approximately $0.5 million, $0.6 million and $0.5 million in the years ended December 31, 2014, 2013 and 2012, respectively. These amounts are included within interest expense in the Company’s combined statements of income.

(b) Senior unsecured notes

The 9.0% senior unsecured notes, due in April 2020 (Notes) were issued in a private offering on April 3, 2012 and were subsequently registered as publicly traded securities through a Form S-4 declared effective by the SEC on September 5, 2012. The exchange offer was completed in October 2012. Interest on the Notes is payable on April 1 and October 1 of each year, and commenced on October 1, 2012. The Notes are unsecured senior obligations of the Company; however, the Notes are guaranteed by most of the Company’s directly and indirectly 100%-owned domestic subsidiaries. Additionally, the Notes contain various restrictive covenants, including financial covenants that limit the Company’s ability and the ability of its subsidiaries to borrow money or guarantee other indebtedness, grant liens, make investments, sells assets, pay dividends, enter into sale-leaseback transactions or issue and sell capital stock. At December 31, 2014, the Company had $440.0 million of Notes outstanding.

(c) European Surgical Partners Limited Debt

In April 2012, ESP completed a refinancing of its existing debt. ESP entered into a £40.0 million ($62.4 million at December 31, 2014) term loan repayable in quarterly installments of £0.3 million ($0.5 million at December 31, 2014) rising to £3.8 million ($5.9 million at December 31, 2014) with the final payment due in April 2017. Interest on this loan is 5.0% over LIBOR (5.6% at December 31, 2014). ESP also borrowed £30.0 million in April 2012 with full repayment due in September 2016. Interest on this borrowing is 5.5% over LIBOR (5.6% at December 31, 2014). ESP also entered into a £20.0 million ($31.2 million at December 31, 2014) revolving credit facility repayable in September 2016. At December 31, 2014, £2.0 million ($3.1 million at December 31, 2014) was outstanding on the revolving credit facility. Interest on the revolving credit facility is 5.0% over LIBOR (5.6% at December 31, 2014). The borrowings are guaranteed by security interest in various assets, and a pledge of the capital stock of the U.K. borrowers and the capital stock of certain guarantor subsidiaries. The Agreement contains various restrictive covenants, including financial covenants that limit the Company’s ability and the ability of certain U.K. subsidiaries to borrow money or guarantee other indebtedness, grant liens on its assets, make investments, use assets as security in other transactions, pay dividends, enter into leases or sell assets or capital stock. As disclosed in Note 19, these borrowings were repaid in full in March 2015.

In June 2012, ESP entered into a $5.0 million U.S. Dollar denominated loan with Welsh Carson for a ten-year term at 10.0%. Interest is paid in cash on a bi-annual basis. No principal payments are required until the earlier of a change in control or June 2022, the loan’s maturity date.

(d) Other Long-term Debt

The Company and its subsidiaries have notes payable to financial institutions and other parties of $33.9 million, which mature at various dates through 2023 and accrue interest at fixed and variable rates ranging from 2.8% to 8.3%. Capital lease obligations in the carrying amount of $33.0 million are secured by underlying real estate and equipment and have implicit interest rates ranging from 1.5% to 17.4% and mature at various dates through 2026.

At year-end, the aggregate maturities of long-term debt for each of the five years subsequent to December 31, 2014 were as follows (in thousands): 2015, $27,086; 2016, $95,303; 2017, $381,259; 2018, $14,786; 2019, $635,782 and thereafter, $467,800.

The fair value of the Company’s long-term debt is determined by either (i) estimation of the discounted future cash flows of the debt at rates currently quoted or offered to the Company for similar debt instruments of comparable maturities by its lenders, or (ii) quoted market prices at the reporting date for traded debt securities. At December 31, 2014, both the aggregate carrying amount and estimated fair value of long-term debt was approximately $1.6 billion. At December 31, 2013, the aggregate carrying amount and estimated fair value of long-term debt was approximately $1.6 billion and $1.7 billion, respectively. The fair value of debt is classified within Level 2 of the valuation hierarchy.

As a result of the amendments to the Company’s credit facility and new borrowings described above, the Company recorded a loss on the early retirement of debt of $5.5 million and $37.5 million, during the years ended December 31, 2013 and 2012, respectively. The loss on the early retirement of debt represents finance and legal fees, the write off of debt issuance costs and the premium paid to retire its previously outstanding bonds in 2012.

(10) Leases

The Company leases various office equipment and office space under a number of operating lease agreements, which expire at various times through the year 2027. Such leases do not involve contingent rentals, nor do they contain significant renewal or escalation clauses. Office leases generally require the Company to pay all executory costs (such as property taxes, maintenance and insurance).

Minimum future payments under noncancelable leases, with remaining terms in excess of one year as of December 31, 2014 are as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31,
2015	$7,786	$20,711
2016	7,168	19,303
2017	6,646	17,286
2018	5,456	15,319
2019	4,508	13,021
Thereafter	16,061	40,579

Total minimum lease payments	47,625	$126,219

Amount representing interest	(14,609)

Present value of minimum lease payments	$33,016

Total rent expense from continuing operations under operating leases was $21.9 million, $20.8 million and $16.9 million for the years ended December 31, 2014, 2013 and 2012, respectively.

(11) Related Party Transactions

The Company has entered into agreements with certain majority and minority owned surgery centers to provide management services. As compensation for these services, the surgery centers are charged management fees which are either fixed in amount or represent a fixed percentage of each center’s net revenue less bad debt. The percentages range from 3% to 8%. Amounts recognized under these agreements, after elimination of amounts from consolidated surgery centers, totaled approximately $80.6 million, $71.1 million and $67.6 million for the years ended December 31, 2014, 2013 and 2012, respectively. Such amounts are included in management and contract service revenues in the accompanying combined statements of income.

As discussed in Notes 2, 3 and 4, the Company regularly engages in purchases and sales of ownership interests in its facilities. The Company operates 33 surgical facilities in partnership with Baylor Scott & White and local physicians in the Dallas/Fort Worth area. Baylor Scott & White Health’s Chief Executive Officer is a member of the Company’s board of directors. The following table summarizes transactions with Baylor Scott & White during 2013. The Company did not sell any ownership interests in facilities to Baylor in 2014 or 2012. The Company believes that the sale prices were approximately the same as if they had been negotiated on an arms’ length basis, and the prices equaled the value assigned by an external appraiser who valued the businesses immediately prior to the sale.

Date	Facility Location		Proceeds	Gain
January 2013	Dallas, Texas	(1)	$9.0 million	$0 million

(1)	The Company contributed two surgery centers to a joint venture with Baylor Scott & White. The Company continues to account for these facilities under the equity method.

Included in general and administrative expenses are management fees payable to an affiliate of Welsh Carson, which holds a controlling interest in the Company, in the amount of $2.0 million for the years ended December 31, 2014, 2013 and 2012. Such amounts accrue at an annual rate of $2.0 million. The Company pays $1.0 million in cash per year with the unpaid balance due and payable upon a change in control. At December 31, 2014, the Company had approximately $8.5 million accrued related to such management fee, of which $0.8 million is included in other current liabilities and $7.7 million is included in other long term liabilities in the accompanying combined balance sheet. At December 31, 2013, the Company had approximately $7.5 million accrued related to such management fee, of which $0.8 million is included in other current liabilities and $6.7 million is included in other long term liabilities in the accompanying combined balance sheet.

As further discussed in Note 9, ESP borrowed $5.0 million from Welsh Carson in June 2012.

(12) Income Taxes

The components of income from continuing operations before income taxes were as follows (in thousands):

	2014	2013	2012
Domestic	$175,967	$158,448	$121,914
Foreign	6,414	2,167	6,436

	$182,381	$160,615	$128,350

Income tax expense (benefit) attributable to income from continuing operations consists of (in thousands):

	Current	Deferred	Total
Year ended December 31, 2014:
U.S. federal	$20,505	$11,272	$31,777
State and local	4,059	1,671	5,730
Foreign	2,592	(495)	2,097

Total income tax expense	$27,156	$12,448	$39,604

	Current	Deferred	Total
Year ended December 31, 2013:
U.S. federal	$20,768	$6,169	$26,937
State and local	4,685	(233)	4,452
Foreign	1,693	(349)	1,344

Total income tax expense	$27,146	$5,587	$32,733

	Current	Deferred	Total
Year ended December 31, 2012:
U.S. federal	$14,592	$2,202	$16,794
State and local	3,238	1,470	4,708
Foreign	2,808	(523)	2,285

Total income tax expense	$20,638	$3,149	$23,787

Income tax expense differed from the amount computed by applying the U.S. federal income tax rate of 35% to pretax income from continuing operations as follows (in thousands):

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Computed “expected” tax expense	$63,833	$56,215	$44,923
Increase (reduction) in income taxes resulting from:
Book income of consolidated entities attributable to noncontrolling interests	(26,978)	(27,574)	(25,424)
State tax expense, net of federal benefit	4,179	2,811	3,453
Nondeductible goodwill	—	279	83
Other	(1,430)	1,002	752

Total	$39,604	$32,733	$23,787

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2014 and 2013 are presented below (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Net operating loss and other tax carryforwards	$4,752	$5,487
Accrued expenses	23,686	19,775
Bad debts/reserves	5,859	4,418
Other	4,097	3,188

Total deferred tax assets	38,394	32,868
Valuation allowance	(3,256)	(3,256)

Total deferred tax assets, net	$35,138	$29,612

Deferred tax liabilities:
Basis difference of acquisitions	$211,536	$189,575
Accelerated depreciation	(6,001)	(4,127)
Other	6,070	4,466

Total deferred tax liabilities	$211,605	$189,914

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company carries a valuation allowance against certain of its deferred tax assets, which relates to deferred tax assets that have restrictions as to use and are not considered more likely than not to be realized. If the Company’s estimates related to the above items change significantly, the Company may need to alter the amount of its valuation allowance in the future through a favorable or unfavorable adjustment to net income.

At December 31, 2014, the Company had federal net operating loss carryforwards for U.S. federal income tax purposes of approximately $9.7 million. The Company’s ability to offset future taxable income with these carryforwards would begin to be forfeited in 2020, if unused. The Company believes that it is more likely than not that it will be able to generate state taxable income in future periods to utilize its state net operating loss carryforwards.

The Company has analyzed its income tax filing positions in all of the federal and state jurisdictions where it is required to file income tax returns for all open tax years in these jurisdictions for uncertainty in tax positions. The Company continues to remain subject to examination by U.S. federal authorities for the years 2010 through 2014. The Company believes, based on the facts and technical merits associated with each of its income tax filing positions and deductions, that each of its income tax filing positions would be sustained on audit. Further, the Company has concluded that to the extent any adjustments to its income tax filing positions were not to be sustained upon an IRS or other audit, such adjustments would not have a material effect on the Company’s combined financial statements. As a result, no reserves for uncertain income tax positions have been recorded. The Company’s policy for recording interest and penalties associated with audits is to record such items as a component of income before taxes. The Company has not recorded any material amounts for interest or penalties related to audit or other activity.

(13) Equity and Equity-Based Compensation

USPI’s common stock has a $0.01 par value per share and it has 100 shares authorized, issued and outstanding. The common stock of ESP has a par value of £1.00 per share and has 39,609,571 shares authorized, issued and outstanding.

In April 2012 and December 2012, the Company paid cash dividends of approximately $314.5 million and $69.9 million, respectively, to its Parent’s equity holders.

In October 2012, ESP sold 2.8 million shares in exchange for a note receivable from each purchaser. The note receivable is valued at £4.8 million (approximately $7.4 million at December 31, 2014) and is shown as an offset to equity in the accompanying combined balance sheets. The terms of the note receivable require full payment on the earlier of an exit event as defined in the note receivable, 10 years from the date of the note receivable or when the stockholder leaves ESP.

The Company accounts for equity-based compensation, such as stock options and other stock-based awards to employees and directors, at fair value. The fair value of the compensation is measured at the date of grant and recognized as expense over the recipient’s requisite service period.

USPI’s parent, USPI Group Holdings, Inc., has granted stock options and nonvested share awards to certain employees and members of the board of directors. These awards were granted pursuant to the 2007 Equity Incentive Plan (the Plan) which was adopted by Parent’s board of directors. The board of directors or a designated administrator has the sole authority to determine which individuals receive grants, the type of grant to be received, the vesting period and all other option terms. Stock options granted generally have a term not to exceed eight years. At December 31, 2014, a maximum of 31,816,215 shares of stock may be delivered under the Plan. As 10,827,750 shares have been delivered under the Plan, 20,988,465 remained available for delivery, with 19,485,585 awards having been granted at December 31, 2014.

Total equity-based compensation included in the combined statements of income, classified by line item, is as follows (in thousands):

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Salaries, benefits and other employee costs	$768	$510	$445
General and administrative expenses	2,590	1,331	987
Other operating expenses	—	—	245

Expense before income tax benefit	3,358	1,841	1,677
Income tax benefit	(1,140)	(613)	(247)

Total equity-based compensation expense, net of tax	$2,218	$1,228	$1,430

Total equity-based compensation, included in the combined statements of income, classified by type of award, is as follows (in thousands):

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Share awards	$1,520	$543	$641
Stock options	1,838	1,298	791
Warrants	—	—	245

Expense before income tax benefit	3,358	1,841	1,677
Income tax benefit	(1,140)	(613)	(247)

Total equity-based compensation expense, net of tax	$2,218	$1,228	$1,430

Total unrecognized compensation related to nonvested awards of stock options and nonvested shares was $14.0 million at December 31, 2014 of which $5.7 million is expected to be recognized over a weighted average period of approximately three years. The remaining $8.3 million relates to restricted share awards exchanged in conjunction with the merger and will be expensed only upon the occurrence of a change in control or other qualified exit event.

Stock Options

Parent generally grants stock options vesting 25% per year over four years and having an eight-year contractual life. The fair value of stock options is estimated using the Black-Scholes formula. The expected lives of options are determined using the “simplified method” which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. The risk-free interest rates are equal to rates of U.S. Treasury notes with maturities approximating the expected life of the option. Volatility was calculated as a weighted average based on the historical volatility of the Company’s predecessor before the merger as well as industry peers. The assumptions are as follows:

	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012
Assumptions:
Expected life in years	4.82	4.82	4.82
Risk-free interest rates	1.53%-1.70%	0.75-1.36%	0.67-0.74%
Dividend yield	0.0%	0.0%	0.0%
Volatility	45.16%	45.16%	45.16%
Weighted average grant-date fair value	$0.81	$0.62	$0.54

Stock option activity during the year ended December 31, 2014 was as follows:

Stock Options	Number of Shares (000)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value ($000)
Outstanding at January 1, 2014	6,214	$1.09	6.5	$4,131
Additional grants	5,079	1.99
Exercised	(97)	0.29
Forfeited or expired	(619)	1.44

Outstanding at December 31, 2014	10,577	$1.51	6.4	$6,797

Exercisable at December 31, 2014	2,819	$0.82	4.9	$3,746

During the years ended December 31, 2014 and 2013, the Company received immaterial cash proceeds from the exercise of stock options. During the year ended December 31, 2012, the majority of the options exercised were cashless and were exercised in conjunction with the April 2012 dividend payment. The total intrinsic value of options exercised during the year ended December 31, 2012 was $8.2 million.

Share Awards

On April 19, 2007, Parent granted nonvested share awards to certain company employees. The first tranche (50%) of the share awards vested 25% over four years, while the second tranche (50%) vests 100% in April 2015, but can vest earlier upon the occurrence of a qualified exit event and Company performance. An additional grant was made to Parent’s board of directors in August 2007, July 2011 and May 2014. The nonvested shares granted to the board of directors vests 25% each year over four years. The grant made to the board of directors in August 2007 is now fully vested. The value of such share awards is equal to the share price on the date of grant.

Additionally, in conjunction with the merger in April 2007, Parent cancelled 379,000 restricted share awards of the Company’s predecessor. These share awards were replaced with 2,212,957 nonvested shares of Parent. This cancellation and exchange was accounted for as a modification. The replacement awards vest only upon the occurrence of a change in control or other exit event as defined in the award agreement and Company performance. As a result of the modification, approximately $8.3 million of unamortized compensation cost related to the Predecessor awards will only be expensed upon the occurrence of a change in control or qualified exit event, and the completion of the derived service period. At December 31, 2014, 2,065,835 of these share awards remained outstanding and unvested.

The grants of nonvested share awards, excluding the awards exchanged concurrent with the merger, during the year ended December 31, 2014 are summarized as follows:

Nonvested Shares	Number of Shares (000)	Weighted Average Grant- Date Fair Value
Nonvested at January 1, 2014	6,935	$0.49
Additional grants	840	1.98
Vested	(470)	2.10
Forfeited	(462)	0.45

Nonvested at December 31, 2014	6,843	$0.57

The weighted average grant-date fair value per share award was $1.98 and $1.59 for the years ended December 31, 2014 and 2013, respectively. No nonvested shares were granted during 2012. The total fair value of shares which vested during the years ended December 31, 2014, 2013 and 2012 was approximately $1.0 million, $0.1 million and $0.2 million, respectively.

Warrants

During 2009, Parent granted warrants to a health system partner that holds ownership in some of the Company’s facilities. The warrants are to purchase Parent’s common stock and were fully vested and non-forfeitable at the date of grant but contained exercise restrictions. The fair value of the warrants was determined using the Black Scholes formula. The assumptions included an expected life equal to the contractual life of approximately 8 1/2 years; a risk free interest rate of 2.7%; a dividend yield of 0.0%; and an estimated volatility of approximately 58%. In this grant, the health system partner received 333,330 warrants with an original exercise price of $3.00 per share, of which 55,555 were exercisable immediately; the exercise restrictions on additional tranches of 55,555 warrants lapsed each December 1 which began in 2009 and ended in 2013. At December 31, 2014, 333,330 warrants are exercisable.

During 2008, one of the Company’s health system partners, Baylor Scott & White Health, was granted 666,666 warrants to purchase Parent’s common stock with an original exercise price of $3.00 per share. The warrants were fully vested and nonforfeitable but contained exercise restrictions. The exercise restrictions on 111,111 warrants lapsed each December 31 which began in 2008 and ended in 2013. The warrants have a contractual life of ten years. The fair value of the warrants was determined using the Black Scholes formula. The assumptions included an expected life equal to the contractual life of the warrants; a risk free interest rate of 3.5%, a dividend yield of 0.0%; and an estimated volatility of approximately 59%. Baylor Scott & White Health’s Chief Executive Officer is a member of the Company’s Board of Directors (Note 11). At December 31, 2014, 666,666 warrants are exercisable.

During 2007, Parent granted a total of 2,333,328 warrants to purchase its common stock to four of the Company’s health system partners. The exercise price of the warrants was originally $3.00 per share. All of the warrants were fully vested and non-forfeitable but contained exercise restrictions. At December 31, 2014, all 2,333,328 warrants are exercisable. The warrants have a contractual life of eight to ten years. The fair value of the warrants was determined using the Black Scholes formula. The assumptions included an expected life equal to the contractual life of each warrant; a risk free interest rate of 3.6% to 4.6%; a dividend yield of 0.0%; and an estimated volatility of approximately 59%.

Because all of the warrants granted by Parent were fully vested, the expense associated with all of the warrants was recorded upon grant.

In conjunction with the dividends that were paid by the Company in 2012, the Company lowered the exercise price on the outstanding warrants by an amount equal to the per share dividend. As a result of this modification, the Company recorded an additional $0.2 million of other operating expense in 2012. At December 31, 2014, the exercise price is $1.39 per share.

(14) Segment Disclosures

The Company’s business is the operation of surgical facilities and related businesses in the United States (USPI) and the United Kingdom (ESP). Company’s chief operating decision maker, as that term is defined in GAAP, regularly reviews financial information about its surgical facilities for assessing performance and allocating resources. Accordingly, the Company’s reportable segments consist of (1) U.S. based facilities and (2) United Kingdom based facilities.

	United States	United Kingdom	Total
Year Ended December 31, 2014
Net patient service revenues	$533,811	$190,156	$723,967
Other revenues	107,013	—	107,013

Total revenues	$640,824	$190,156	$830,980

Depreciation and amortization	$26,004	$15,849	$41,853
Operating income	269,776	17,818	287,594
Net interest expense	(93,741)	(11,404)	(105,145)
Income tax expense	(37,507)	(2,097)	(39,604)
Total assets	2,581,269	290,217	2,871,486
Capital expenditures	19,356	27,385	46,741

	United States	United Kingdom	Total
Year Ended December 31, 2013
Net patient service revenues	$517,739	$157,712	$675,451
Other revenues	98,492	—	98,492

Total revenues	$616,231	$157,712	$773,943

Depreciation and amortization	$27,238	$13,646	$40,884
Operating income	263,791	12,258	276,049
Net interest expense	(99,804)	(10,092)	(109,896)
Income tax expense	(31,389)	(1,344)	(32,733)
Total assets	2,479,414	294,212	2,773,626
Capital expenditures	22,352	28,888	51,240

	United States	United Kingdom	Total
Year Ended December 31, 2012
Net patient service revenues	$451,598	$145,196	$596,794
Other revenues	88,637	—	88,637

Total revenues	$540,235	$145,196	$685,431

Depreciation and amortization	$23,955	$12,914	$36,869
Operating income	245,234	14,084	259,318
Net interest expense	(85,258)	(7,647)	(92,905)
Income tax expense	(21,502)	(2,285)	(23,787)
Total assets	2,360,749	269,977	2,630,726
Capital expenditures	30,717	33,295	64,012

(15) Commitments and Contingencies

(a) Financial Guarantees

As of December 31, 2014, the Company had issued guarantees of the indebtedness and other obligations of its investees to third parties, which could potentially require the Company to make maximum aggregate payments totaling approximately $39.1 million. Of the total, $10.0 million relates to the obligations of consolidated subsidiaries, whose obligations are included in the Company’s combined balance sheet and related disclosures, and $26.3 million of the remaining $29.1 million relates to the obligations of unconsolidated affiliated companies, whose obligations are not included in the Company’s combined balance sheet and related disclosures. The remaining $2.8 million primarily represents guarantees of the obligations of two facilities which have been sold. The Company has full recourse to the buyers with respect to these amounts.

The Company has recorded long-term liabilities totaling approximately $0.6 million related to the guarantees the Company has issued to unconsolidated affiliates on or after January 1, 2003, and has not recorded any liabilities related to guarantees issued prior to that date. Generally, these arrangements (a) consist of guarantees of real estate and equipment financing, (b) are secured by the related property and equipment, (c) require payments by the Company, when the collateral is insufficient, in the event of a default by the investee primarily obligated under the financing, (d) expire as the underlying debt matures at various dates through 2030, and (e) provide no recourse for the Company to recover any amounts from third parties. The Company also has $1.6 million of letters of credit outstanding, as discussed in Note 9.

(b) Litigation

From time to time the Company is named as a party to legal claims and proceedings in the ordinary course of business. The Company’s management is not aware of any claims or proceedings that are expected to have a material adverse impact on the Company.

(c) Self Insurance and Professional Liability Claims

The Company is self-insured for certain losses related to health and workers’ compensation claims, although it obtains third-party insurance coverage to limit its exposure to these claims. The Company estimates its self-insured liabilities using a number of factors including historical claims experience, an estimate of incurred but not reported claims, demographic factors, severity factors and actuarial valuations. The Company believes that the accruals established at December 31, 2014, which were estimated based on actual employee health claim patterns, adequately provide for its exposure under this arrangement. The Company’s potential for losses related to professional and general liability is managed through a wholly-owned insurance captive.

(d) Employee Benefit Plans

The Company’s eligible employees may choose to participate in the United Surgical Partners International, Inc. 401(k) Plan under which the Company may elect to make contributions that match from zero to 100% of participants’ contributions. Charges to expense under this plan were $2.9 million, $2.6 million and $2.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

The Company’s Deferred Compensation Plan covers select members of management as determined by its Compensation Committee. Under the plan, eligible employees may contribute a portion of their salary and annual bonus on a pretax basis. The plan is a non-qualified plan; therefore, the associated liabilities are included in the Company’s combined balance sheets as of December 31, 2014 and 2013. In addition, the Company maintains an irrevocable grantor’s trust to hold assets that fund benefit obligations under the plan, including corporate-owned life insurance policies. The cash surrender value of such policies is included in the combined balance sheets in other noncurrent assets and totaled $17.3 million and $14.6 million at December 31, 2014 and 2013, respectively. The Company’s obligations related to the plan were $21.7 million and $20.0 million, at December 31, 2014 and 2013, respectively, of which $1.4 million and $0.8 million in 2014 and 2013, respectively, are included in accrued salaries and benefits with the remaining amounts included in other long-term liabilities. Total expense under the plan for the years ended December 31, 2014, 2013 and 2012 was $0.5 million, $1.4 million and $1.2 million, respectively.

(e) Employment Agreements

The Company entered into an employment agreement dated April 19, 2007 with William H. Wilcox. The agreement with Mr. Wilcox, the Company’s Chief Executive Officer, provides for annual base compensation of $650,000 (as of December 31, 2014), subject to increases approved by the board of directors, and Mr. Wilcox is eligible for a performance bonus based on the sole discretion of the Company’s Board of Directors. The agreement renews automatically for two-year terms unless terminated by either party.

At December 31, 2014, the Company has employment agreements with 19 other senior managers which generally include one year terms and renew automatically for additional one year terms unless terminated by either party. The total annual base compensation under these agreements is $6.9 million as of December 31, 2014, subject to increases approved by the board of directors, and performance bonuses of up to a total of $6.2 million per year.

(16) Condensed Combined Consolidating Financial Statements

The following information is presented as required by regulations of the U.S. Securities & Exchange Commission (SEC). None of this information is routinely prepared for use by management. The operating and investing activities of the separate legal entities included in the combined financial statements are fully interdependent and integrated. Accordingly, the operating results of the separate legal entities are not representative of what the operating results would be on a stand-alone basis. Revenues and operating expenses of the separate legal entities include intercompany charges for management and other services.

The Notes were issued in a private offering on April 3, 2012 and were subsequently registered as publicly traded securities through a Form S-4 declared effective by the SEC on September 5, 2012. The exchange offer was completed in October 2012. The Notes are unsecured obligations of the Company; however, the Notes are guaranteed by most of its direct and indirect 100%-owned domestic subsidiaries. USPI, which issued the Notes, does not have independent assets or operations. USPI’s investees in which USPI owns less than 100% are not guarantors of the obligation. ESP is neither a guarantor nor a party to these Notes. The financial positions and results of operations (below, in thousands) of the respective guarantors are based upon the guarantor relationship at the end of the period presented. Consolidation adjustments include purchase accounting entries for investments in which the Company’s ownership percentage in non-participating investees is not high enough to permit the application of pushdown accounting.

Condensed Combined Consolidating Balance Sheets:

As of December 31, 2014	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
ASSETS
Current assets:
Cash and cash equivalents	$27,404	$9,150	$—	$615	$37,169
Available for sale securities	10,831	—	—	—	10,831
Accounts receivable, net	—	57,616	—	19,817	77,433
Other receivables	118,384	35,521	(130,337)	—	23,568
Inventories of supplies	—	8,681	—	5,448	14,129
Prepaids and other current assets	44,014	1,714	—	8,243	53,971

Total current assets	200,633	112,682	(130,337)	34,123	217,101
Property and equipment, net	37,622	90,959	306	216,709	345,596
Investments in affiliates	1,032,638	55,224	(482,762)	—	605,100
Goodwill and intangible assets, net	966,466	262,467	404,718	39,385	1,673,036
Other assets	34,116	1,636	(5,099)	—	30,653

Total assets	$2,271,475	$522,968	$(213,174)	$290,217	$2,871,486

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$5,680	$17,592	$—	$24,656	$47,928
Accrued expenses and other	276,814	119,101	(130,332)	9,406	274,989
Current portion of long-term debt	10,232	8,749	(313)	8,418	27,086

Total current liabilities	292,726	145,442	(130,645)	42,480	350,003
Long-term debt, less current portion	1,408,843	50,889	(2,529)	137,727	1,594,930
Other long-term liabilities	238,062	5,439	(2,795)	9,638	250,344
Parent’s equity	331,844	250,444	(250,444)	95,062	426,906
Noncontrolling interests	—	70,754	173,239	5,310	249,303

Total liabilities and equity	$2,271,475	$522,968	$(213,174)	$290,217	$2,871,486

As of December 31, 2013	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
ASSETS
Current assets:
Cash and cash equivalents	$73,765	$4,976	$—	$—	$78,741
Available for sale securities	10,802	—	—	—	10,802
Accounts receivable, net	—	51,608	—	21,339	72,947
Other receivables	79,664	29,938	(85,411)	—	24,191
Inventories of supplies	1,133	7,916	—	4,964	14,013
Prepaids and other current assets	36,200	2,209	—	5,928	44,337

Total current assets	201,564	96,647	(85,411)	32,231	245,031
Property and equipment, net	37,935	94,245	293	218,994	351,467
Investments in affiliates	978,305	33,804	(490,276)	—	521,833
Goodwill and intangible assets, net	952,765	217,448	415,188	42,987	1,628,388
Other assets	27,535	1,451	(2,079)	—	26,907

Total assets	$2,198,104	$443,595	$(162,285)	$294,212	$2,773,626

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,249	$14,158	$—	$21,292	$38,699
Accrued expenses and other	288,914	75,286	(85,324)	9,423	288,299
Current portion of long-term debt	10,182	9,452	(718)	6,959	25,875

Total current liabilities	302,345	98,896	(86,042)	37,674	352,873
Long-term debt, less current portion	1,403,500	51,685	(493)	143,304	1,597,996
Other long-term liabilities	212,637	5,270	(1,604)	7,770	224,073
Parent’s equity	279,622	235,809	(235,809)	100,638	380,260
Noncontrolling interests	—	51,935	161,663	4,826	218,424

Total liabilities and equity	$2,198,104	$443,595	$(162,285)	$294,212	$2,773,626

Condensed Combined Consolidating Statements of Income:

Year Ended December 31, 2014	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Revenues	$124,099	$544,394	$(27,669)	$190,156	$830,980
Equity in earnings of unconsolidated affiliates	172,504	12,772	(68,669)	—	116,607
Operating expenses, excluding depreciation and amortization	103,381	385,783	(27,513)	156,489	618,140
Depreciation and amortization	8,107	17,772	125	15,849	41,853

Operating income	185,115	153,611	(68,950)	17,818	287,594
Interest expense, net	(90,211)	(3,530)	—	(11,404)	(105,145)
Other expense, net	(29)	(39)	—	—	(68)

Income from continuing operations before income taxes	94,875	150,042	(68,950)	6,414	182,381
Income tax expense	(33,496)	(4,011)	—	(2,097)	(39,604)

Income from continuing operations	61,379	146,031	(68,950)	4,317	142,777
Loss from discontinued operations, net of tax	(332)	—	—	—	(332)

Net income	61,047	146,031	(68,950)	4,317	142,445
Less: Net income attributable to noncontrolling interests	—	(27,447)	(49,634)	(1,404)	(78,485)

Net income attributable to Parent and ESP	$61,047	$118,584	$(118,584)	$2,913	$63,960

Year Ended December 31, 2013	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Revenues	$117,959	$526,047	$(27,775)	$157,712	$773,943
Equity in earnings of unconsolidated affiliates	157,696	7,054	(69,230)	—	95,520
Operating expenses, excluding depreciation and amortization	89,784	358,546	(27,608)	131,808	552,530
Depreciation and amortization	8,826	18,282	130	13,646	40,884

Operating income	177,045	156,273	(69,527)	12,258	276,049
Interest expense, net	(95,517)	(4,287)	—	(10,092)	(109,896)
Loss on early retirement of debt	(5,536)	—	—	—	(5,536)
Other income (expense), net	(902)	900	—	—	(2)

Income before income taxes	75,090	152,886	(69,527)	2,166	160,615
Income tax expense	(26,812)	(4,577)	—	(1,344)	(32,733)

Net income	48,278	148,309	(69,527)	822	127,882
Less: Net income attributable to noncontrolling interests	—	(23,195)	(55,587)	(641)	(79,423)

Net income attributable to Parent and ESP	$48,278	$125,114	$(125,114)	$181	$48,459

Year Ended December 31, 2012	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Revenues	$112,454	$452,614	$(24,833)	$145,196	$685,431
Equity in earnings of unconsolidated affiliates	145,387	6,652	(55,646)	—	96,393
Operating expenses, excluding depreciation and amortization	84,757	316,704	(34,022)	118,198	485,637
Depreciation and amortization	7,419	16,412	124	12,914	36,869

Operating income	165,665	126,150	(46,581)	14,084	259,318
Interest expense, net	(80,293)	(4,965)	—	(7,647)	(92,905)
Loss on early retirement of debt	(37,450)	—	—	—	(37,450)
Other income (expense), net	(700)	(313)	400	—	(613)

Income before income taxes	47,222	120,872	(46,181)	6,437	128,350
Income tax expense	(19,504)	(1,998)	—	(2,285)	(23,787)

Net income	27,718	118,874	(46,181)	4,152	104,563
Less: Net income attributable to noncontrolling interests	—	(18,462)	(54,231)	(228)	(72,921)

Net income attributable to Parent and ESP	$27,718	$100,412	$(100,412)	$3,924	$31,642

Condensed Combined Consolidating Statements of Comprehensive Income:

Year Ended December 31, 2014	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Net income	$61,047	$146,031	$(68,950)	$4,317	$142,445
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	(6,928)	(6,928)
Unrealized loss on available for sale securities, net of tax	(14)	—	—	—	(14)
Pension adjustments, net of tax	—	—	—	(2,038)	(2,038)

Total other comprehensive loss	(14)	—	—	(8,966)	(8,980)

Comprehensive income (loss)	61,033	146,031	(68,950)	(4,649)	133,465
Comprehensive income attributable to noncontrolling interests	—	(27,447)	(49,634)	(1,404)	(78,485)

Comprehensive income attributable to Parent and ESP	$61,033	$118,584	$(118,584)	$(6,053)	$54,980

Year Ended December 31, 2013	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Net income	$48,278	$148,309	$(69,527)	$822	$127,882
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	2,559	2,559
Unrealized loss on available for sale securities, net of tax	(54)	—	—	—	(54)
Pension adjustments, net of tax	—	—	—	(506)	(506)

Total other comprehensive (loss) income	(54)	—	—	2,053	1,999

Comprehensive income	48,224	148,309	(69,527)	2,875	129,881
Comprehensive income attributable to noncontrolling interests	—	(23,195)	(55,587)	(641)	(79,423)

Comprehensive income attributable to Parent and ESP	$48,224	$125,114	$(125,114)	$2,234	$50,458

Year Ended December 31, 2012	Guarantors	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Net income	$27,718	$118,874	$(46,181)	$4,152	$104,563
Other comprehensive income:
Foreign currency translation adjustments	—	—	—	2,499	2,499
Unrealized gain on available for sale securities, net of tax	22	—	—	—	22
Pension adjustments, net of tax	—	—	—	(1,695)	(1,695)

Total other comprehensive income	22	—	—	804	826

Comprehensive income	27,740	118,874	(46,181)	4,956	105,389
Comprehensive income attributable to noncontrolling interests	—	(18,462)	(54,231)	(228)	(72,921)

Comprehensive income attributable to Parent and ESP	$27,740	$100,412	$(100,412)	$4,728	$32,468

Condensed Combined Consolidating Combined Statements of Cash Flows:

Year Ended December 31, 2014	Guarantor	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Cash flows from operating activities:
Net income	$61,047	$146,031	$(68,950)	$4,317	$142,445
Loss from discontinued operations	332	—	—	—	332
Changes in operating and intercompany assets and liabilities and noncash items included in net income	52,606	8,520	11,972	18,521	91,619

Net cash provided by operating activities	113,985	154,551	(56,978)	22,838	234,396
Cash flows from investing activities:
Purchases of property and equipment, net	(3,677)	(8,604)	—	(20,428)	(32,709)
Purchases of new businesses and equity interests, net	(99,085)	(51,712)	—	(125)	(150,922)
Other items, net	(34,547)	(2,133)	55,992	—	19,312

Net cash used in investing activities	(137,309)	(62,449)	55,992	(20,553)	(164,319)
Cash flows from financing activities:
Long-term borrowings, net	4,814	(7,904)	(1,176)	(2,175)	(6,441)
Purchases and sales of noncontrolling interests, net	(2,541)	—	—	—	(2,541)
Distributions to noncontrolling interests	—	(132,706)	56,978	(923)	(76,651)
(Decrease) increase in cash held on behalf of noncontrolling interest holders and other	(25,310)	52,682	(54,816)	1,455	(25,989)

Net cash used in financing activities	(23,037)	(87,928)	986	(1,643)	(111,622)
Effect of exchange rate on cash	—	—	—	(27)	(27)

Net increase (decrease) in cash	(46,361)	4,174	—	615	(41,572)
Cash at the beginning of the period	73,765	4,976	—	—	78,741

Cash at the end of the period	$27,404	$9,150	$—	$615	$37,169

Year Ended December 31, 2013	Guarantor	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Cash flows from operating activities:
Net income	$48,278	$148,309	$(69,527)	$822	$127,882
Loss on early retirement of debt	5,536	—	—	—	5,536
Changes in operating and intercompany assets and liabilities and noncash items included in net income	9,124	10,608	7,564	10,165	37,461

Net cash provided by operating activities	62,938	158,917	(61,963)	10,987	170,879
Cash flows from investing activities:
Purchases of property and equipment, net	(12,188)	(8,411)	—	(26,178)	(46,777)
Purchases of new businesses and equity interests, net	(24,297)	(18,751)	—	(8)	(43,056)
Other items, net	(18,172)	(6,037)	24,385	1	177

Net cash used in investing activities	(54,657)	(33,199)	24,385	(26,185)	(89,656)
Cash flows from financing activities:
Long-term borrowings, net	(8,714)	(10,773)	702	9,575	(9,210)
Purchases and sales of noncontrolling interests, net	(1,620)	—	—	3,616	1,996
Distributions to noncontrolling interests	—	(137,932)	61,965	(567)	(76,534)
Increase in cash held on behalf of noncontrolling interest holders and other	33,527	19,051	(25,089)	1,364	28,853

Net cash provided by (used in) financing activities	23,193	(129,654)	37,578	13,988	(54,895)
Effect of exchange rate on cash	—	—	—	(128)	(128)

Net increase (decrease) in cash	31,474	(3,936)	—	(1,338)	26,200
Cash at the beginning of the period	42,291	8,912	—	1,338	52,541

Cash at the end of the period	$73,765	$4,976	$—	$—	$78,741

Year Ended December 31, 2012	Guarantor	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Cash flows from operating activities:
Net income	$27,718	$118,874	$(46,181)	$4,152	$104,563
Loss on early retirement of debt	37,450	—	—	—	37,450
Changes in operating and intercompany assets and liabilities and noncash items included in net income	26,700	28,812	(26,682)	10,461	39,291

Net cash provided by operating activities	91,868	147,686	(72,863)	14,613	181,304
Cash flows from investing activities:
Purchases of property and equipment, net	(13,276)	(6,926)	—	(33,295)	(53,497)
Purchases of new businesses and equity interests, net	(103,322)	(37,788)	—	(5,011)	(146,121)
Other items, net	(57)	2,513	(2,052)	—	404

Net cash used in investing activities	(116,655)	(42,201)	(2,052)	(38,306)	(199,214)
Cash flows from financing activities:
Long-term borrowings, net	400,165	(3,768)	3,759	69,956	470,112
Payment of common stock dividend	(384,426)	—	14,533	(14,533)	(384,426)
Purchases and sales of noncontrolling interests, net	4,763	—	—	—	4,763
Distributions to noncontrolling interests	—	(136,555)	58,795	(620)	(78,380)

Year Ended December 31, 2012	Guarantor	Non-Participating Investees	Consolidation Adjustments	ESP	Combined Total
Decrease in cash held on behalf of noncontrolling interest holders and other	10,378	39,064	(2,172)	(30,017)	17,253

Net cash provided by (used in) financing activities	30,880	(101,259)	74,915	24,786	29,322
Effect of exchange rate on cash	—	—	—	245	245

Net increase in cash	6,093	4,226	—	1,338	11,657
Cash at the beginning of the period	36,198	4,686	—	—	40,884

Cash at the end of the period	$42,291	$8,912	$—	$1,338	$52,541

(17) Selected Quarterly Financial Data (Unaudited)

	2014 Quarters
	First	Second	Third	Fourth
Net revenues	$192,029	$209,106	$207,549	$222,296
Income from continuing operations	22,390	39,610	33,324	47,456
Net income attributable to noncontrolling interests	(15,712)	(20,299)	(18,906)	(23,568)
Net income attributable to USPI and ESP’s common stockholders	6,346	19,310	14,417	23,887

	2013 Quarters
	First	Second	Third	Fourth
Net revenues	$182,547	$194,821	$190,324	$206,251
Income from continuing operations	25,008	26,474	32,075	44,325
Net income attributable to noncontrolling interests	(17,350)	(17,959)	(19,786)	(24,328)
Net income attributable to USPI and ESP’s common stockholders	7,889	8,254	11,843	20,473

Quarterly operating results are not necessarily representative of operations for a full year for various reasons, including case volumes, interest rates, acquisitions, changes in contracts, the timing of price changes, and financing activities. The Company has also completed acquisitions during 2013 and 2014, all of which significantly affect the comparability of net income from quarter to quarter. The Company recorded a $5.5 million loss on the early retirement of debt in the second quarter of 2013 due to the Company’s refinancing transactions in April 2013.

(18) New Accounting Pronouncements

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (ASU), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The ASU permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that the ASU will have on its combined financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

On February 18, 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (ASU), which is intended to improve targeted areas of consolidation guidance for legal entities such as limited partnerships and limited liability companies among others. The ASU reduces the number of consolidation models from four to two and places more emphasis on the risk of loss when determining a controlling financial interest, reduces the frequency of the application of related-party guidance when determining a controlling financial interest in a variable interest entity and can change consolidation conclusions for companies that make use of limited partnerships or variable interest entities. The new standard is effective on January 1, 2016, however early adoption is permitted. The Company is evaluating the effect that the ASU may have on its combined financial statements and disclosures.

(19) Subsequent Events

In March 2015, two subsidiaries of ESP were sold that owned four properties to a third party real estate investment trust (REIT) for approximately £225.5 million ($336.0 million) in cash. The sales proceeds were used to pay off all outstanding bank debt of approximately £86.5 million ($128.9 million) and a dividend was paid to ESP’s stockholders in the total amount of approximately £118.8 million ($177.0 million). The remainder of the proceeds are to be used for fees related to the transaction and general corporate purposes. The properties were leased back under agreements with the REIT.

On March 23, 2015, Tenet Healthcare Corporation (Tenet) and Welsh Carson, USPI’s controlling shareholder, signed a definitive agreement under which Tenet and USPI will combine their U.S. short-stay surgery and imaging center assets into a new joint venture. Tenet will initially own 50.1% of the joint venture and will consolidate its financial results. Welsh Carson and the other existing shareholders in USPI will initially own the remaining 49.9%. Tenet will have a path to full ownership of USPI over the next five years through a put/call structure. Tenet also announced that it was acquiring 100% of ESP for approximately $215 million from Welsh Carson and other existing shareholders. Both transactions are expected to close by the third quarter of 2015, pending regulatory approvals.

The Company has also entered into letters of intent with various entities regarding possible joint venture, development or other transactions. These possible joint ventures, developments or other transactions are in various stages of negotiation.